Exhibit 10.5

Yerbaé Employment Agreement

December 21st, 2023

Seth Smith

Dear Seth:

We are delighted to offer you full-time employment with Yerbaé on the terms set forth herein as the VP of Sales of Yerbaé

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Effective Date: This Agreement shall be effective on January 1st, 2024 which shall be considered the “Effective Date” for purposes of this Agreement.

2.	At-Will Employment: The term of employment shall not be for any definite period of time. You shall be an employee at-will and either you or Yerbaé may terminate employment at any time, with or without cause with or without notice.

3.	Employment and Duties: As the VP of Sales, you will report directly to the President, or such other person or persons as may be designated by Yerbaé at its discretion. Your job description and responsibilities are listed in the VP of Sales Job description.

4.	Compensation and Benefits:

a.	Salary: As compensation for services hereunder, you shall receive $210,000 annually. Yerbaé’s payroll schedule is every 2 weeks on Friday. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.

b.	Auto Allowance: You shall receive an auto allowance of $9,000 annually/ $346.16 each paycheck.

c.	Performance Bonus: You will be eligible for a 25% annual bonus which will be evaluated based on performance and company sales goals. *see exhibit A

d.	Vacation: You shall receive 20 days of PTO per calendar year, which shall accrue and vest pro rata on a daily basis.

e.	Holidays: You will receive 10 paid holiday’s annually. These days may change from time-to-time and can be found in Yerbaé’s PTO guide.

f.	Expenses: Yerbaé will reimburse you for all reasonable and necessary travel, entertainment and other business expenses incurred by you in the performance of your duties, in accordance with the Company’s policies, rules and regulations.

g.	Health Insurance: You are eligible to participate in Yerbaé’s health insurance plan. Attached to this offer letter is a summary of Yerbaé’s health benefits and contribution amounts.

h.	Additional Benefits: 401K & Participation in Employee Stock Option plan *see Exhibit A & Yerbaé benefits doc

i.	Computer Equipment: Yerbaé will provide you with a Laptop for you to perform your duties for the company.

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Should your employment with Yerbaé terminate, you shall be required to promptly return the Computer Equipment to Yerbaé. The Computer Equipment and any content or communications contained thereon are at all times the exclusive property of Yerbaé. The Computer Equipment is to be used solely for Yerbaé business purposes. The Computer Equipment may not be used at any time for any unlawful purposes, and you agree that you have no reasonable expectation of privacy over any content whatsoever contained on or transmitted and/or reasoned on such Computer Equipment.

5.	Confidentiality

a. Non-Disclosure: You agree that all Confidential Information (as defined below) is the exclusive property of Yerbaé. During and after your employment hereunder, you further agree to keep all Confidential Information of Yerbaé in strict confidence and agree not to disclose any Confidential Information to any other person, firm, association, partnership, corporation or other entity for any reason except as such disclosure may be required in connection with your employment under this Agreement. During and after your employment hereunder, you further agree not to use any Confidential Information for any purpose except on behalf of Yerbaé.

b. Confidential Information: For purposes of this Agreement, “Confidential Information” shall mean trade secrets, products and/or goods that are pending receipt of a patent, company data and/or proprietary information, any information, process or idea that is not generally known in the industry, that Yerbaé considers confidential, and/or that gives Yerbaé a competitive advantage. Confidential Information includes all information relating to customer lists and records, joint ventures with other companies, information regarding product design/development/manufacture/testing, formulas, recipes, suppliers, costs, marketing plans, business forecasts, financial records, employee compensation and other private information, and sales and customer records.

You understand that the above list is intended to be illustrative and that other Confidential Information may currently exist or arise in the future. If you are unsure whether information or material is Confidential Information, you shall treat that information or material as confidential unless Yerbaé, in writing, informs you to the contrary.

c. Return of Confidential Information: You further agree that upon termination of your employment with Yerbaé, for whatever reason, you will surrender to Yerbaé all Confidential Information and all of the property, campaign information, all graphic assets, client lists, notes, manuals, reports, documents and other things in your possession, including copies or computerized records thereof, which relate directly or indirectly to Confidential Information.

6.	Employment Policies: You agree to abide by whatever employment polices may generally be established and revised by Yerbaé from time to time, including without limitation policies regarding the protection of Yerbaé’s Confidential Information. To the extent this Agreement differs from or contradicts Yerbaé’s other employment policies, whether oral or written, this Agreement shall control.

7.	Return of Yerbaé Property: On or before your separation from Yerbaé, you must return all Yerbaé property including, but not limited to, documents (in hard copy or electronic form), customer lists, marketing plans, designs, advertisements, communications (including without limitation e-mails), credit cards, trademarks, formulas, computers, laptops, and cellular telephones. You agree to not retain any copies (whether electronic or otherwise) of any Yerbaé files or information without the express written consent of Yerbaé.

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8.	No Waiver: Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

9.	Entire Agreement: This Agreement contains the entire and exclusive agreement of the Parties hereto. No prior or contemporaneous written or oral representations between them originating on or before the date of this Agreement not embodied herein shall be of any force or effect. This Agreement supersedes any prior agreements between you and Yerbaé, and cannot be varied, contradicted or supplanted by evidence of any prior or contemporaneous discussion, correspondence, or oral or written agreements, arrangements or memoranda of any kind.

If the above offer for employment is acceptable to you, please execute in the space provided below. We greatly look forward to having you join Yerbaé and becoming a member of our team.

Accepted & Agreed:

/s/ Seth Smith
Seth Smith
Date:	1/3/2024

Yerbaé

By:	/s/ Todd Gibson
Todd Gibson

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EXHIBIT A

Annual Compensation Plan

As an Executive Officer (EO), you shall receive an annual salary and performance-based cash bonuses, along with stock- based, long-term incentive awards that take different forms depending on the roles.

Performance Stock Units (“PSU”) which are awarded based on successful completion of annual goals defined by the Compensation Committee at the beginning of each fiscal year & Stock Options will be offered based on successful completion of personal and company goals.

2024 Top 2 Company goals:

1. Deliver $18.5MM in Net Sales

2. Raise at least $10MM to support working capital needs

Stock-Based Incentive Derivation and Calculations
EO	% of Salary – Options	% of Salary – RSU	% of Salary – PSU	Stock Price at time of issuance	Discount % Options / RSUs and PSUs	Discount Share Price Options / RSUs and PSUs
Seth Smith	100%	Nil	50%	$1.19	20% / 25%	$0.96 / $0.90

Annual Compensation for Fiscal Year 2024 Options/PSU’s
EO	Title	Salary	Bonus Potential	Option Allocation	PSU Allocation
Seth Smith	VP Sales	$210,000	25%	218,750	116,666

Each of the forms of stock-based incentive compensation vest differently, see the following table for your specific vesting schedule

Stock-Based Incentive Vesting Schedule
EO	Options	PSU
Seth Smith	1/4 vest on the 15th, 18th, 21st, and 24th months from the grant date	Unlocks one year from date of grant

2024 Cash Bonus for Personal & Company Weighted Annual Goals

The Board of Directors has defined annual goals against which your performance will be evaluated, and performance-based compensation allocated. The goals, along with the weighting of each goal is used for calculating the precent completion rate for cash bonuses, and are provided in the following table:

Seth Smith VP of Sales	Deliver $18.5MM in Net Sales*	40%
	Deliver Gross Margins > 48%*	30%
	Build out new DSD and broadline distribution system to support growth, delivering $6MM in Net Sales through this channel	10%
	Secure a minimum of 18,000 retail doors	20%

*Company-wide goals

2024 Total Compensation

Should all goals be achieved at 100% payout, the total value of your 2024 compensation is as follows, based on a discounted stock prices of $0.96 per share/$0.90 per share for Options and for RSUs/PSUs, respectively:

EO	Title	Salary	Bonus Potential (% of salary)	Auto Allowance	PSU Allocation	Total Compensation
Seth Smith	VP Sales	$210,000	$52,500	$9,000	$105,000	$376,500

*Value of Options cannot be quantified until exercise price is known.

Accepted & Agreed:

By:	Seth Smith	Date

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